

MEET THE SIH TEAM OF OFFICERS AND DIRECTORS



JULIUS JACKSON, SR. – PRESIDENT

Mr. Jackson has been president of People Helping Each Other, Inc. since May 2010. He has been the company's key business develoopment person. Mr. Jackson became an activist in 1964 as a 17 year old, marching with Dr. King in Saint Augustine, FL. As an activist with a vision, Mr. Jackson has parlayed the benefits of a non-profit enterprise with the free market philosophy of a for-profit business. His activism led to his co-founding of Ryan Millennium Group Inc. in November of 2014. Ryan Millennium Group, Inc. has multi-racial ownership and was created to bring about racial harmony in North America and Africa through multiple economic strategies. The histories of Millennium Group worldwide, Inc., www.mgroupww.com and Ryan Inc., www.ryanfl.com, were perceived by their owners to be a perfect match for the task, and thus, Ryan Millennium Group, Inc., was formed. Most recently, Mr. Jackson encouraged a group of like-minded individuals to establish a new business, Social Investment Holdings, Inc., to capitalize on one of the newest tools for helping small businesses from the Securities and Exchange Commission, Regulation A.

Mr. Jackson's professional career began at General Motors Corporation in 1968 as assistant to the plant chemist for two years. Between 1971 and 1974, he served with the Metro Dade Police department. He earned a degree in criminal justice administration at Florida International University. After the police department, he worked in the county manager's office. Mr. Jackson left Miami-Dade County in 1976 to join a private Washington D.C. consulting firm, providing technical support to Florida, Mississippi and Alabama, under a contract with the National Institute on Drug Abuse. Thereafter, Mr. Jackson founded a consulting firm that ultimately had offices in London, Kinshasa, Zaire, Washington D.C., New Haven (Connecticut), and Miami, FL. The firm procured national and international contracts with various U.S. government agencies, including the National Institute on Drug Abuse and the Department of Defense. He managed the development of more than 10 training courses and course revisions published by the U.S. Government Printing Office (GPO). From 1985 to 1989, Mr. Jackson served on the Miami-Dade County Housing Finance Authority, with an emphasis on financing affordable housing. He left the authority and ultimately built housing for agencies as well as his own account. Mr. Jackson has developed sub-divisions in Atlanta, Georgia, and Miami, FL. Mr. Jackson's International exposure led him to conduct housing development and business development workshops, to assist black businesses in South Africa in planning for collaboration to expand their capacity. He was engaged by the archbishop of Cape Town to bring blacks in America to sub-Saharan Africa, to join forces and mutually benefit from the combined intellectual property and natural resource assets possessed by the two groups. This led to the establishment of the "Winds of Change" initiative, launched in 2012 in Addis Ababa at the World Economic Forum. He created a solar water heater project to reduce the consumption of electricity in South Africa, a country currently experiencing a shortage of electricity. Today, Mr. Jackson is focused on providing leadership for the establishment of a faith-based economic initiative, Interfaith Americans for a Better America, and Social Investment Holdings, Inc., to support the creation and establishment of businesses majority owned by previously disadvantaged groups and individuals in America, sub-Saharan Africa, and Brazil.

Under Mr. Jackson's leadership, Millennium Group Worldwide, Inc. became a reporting company, going through the registration process with the Securities and Exchange Commission, being declared effective in January of 2009. He managed a contract for the world's fourth largest diamond mine in Angola, and is currently managing, for a non-profit organization, People Helping Each Other, Inc., www.pheoglobal.org, more than 1 million acres of timber for harvesting in Africa and more than 6 million acres for conservation.

Mr. Jackson has been a board member of the Greater Miami Chamber of Commerce, Miami-Dade Chamber of Commerce, Salvation Army, and many civic and business organizations. He also served as President of the Northeast Florida Chapter of the National Association of Minority Contractors.



JOHN E. OXENDINE – CHAIRMAN AND CEO

Mr. Oxendine has been an entrepreneur, operator, investor, and lender in the communications industry for over 30 years. In these positions, he has been responsible for selecting, investigating, performing due diligence, analyzing, structuring, negotiating, and closing on potential investments for the companies he has owned, operated, and served. Mr. Oxendine has provided portfolio management and administrative services to these companies, including monitoring the performance of their portfolio companies, developing exit strategies, and advising them regarding the disposition of investments. He is currently the chairman, president, and CEO of Blackstar, LLC and Blackstar LP, both management companies which provide consulting and management services to the communications industry. Mr. Oxendine served as interim CEO and a member of the Board of Directors of Equity Media Holdings Corporation ("EM") from June 2008 through January 2009. EM was a publicly held media company that divested its assets in April 2009. Mr. Oxendine served as chairman, president, and CEO of Blackstar Communications, Inc. ("BCI"), a company he formed in 1987 that acquired, owned, and successfully operated commercial television stations in the U.S. He formed BCI with an original investment of $100,000 in common equity and $5 million in preferred equity, and eventually bought 5 television stations at a cost of nearly $30 million. When the sale of all the stations was completed to USA Broadcasting, Inc., in 1998, the total sale value was $96 million, yielding a significant return on investment of over $35 million to Mr. Oxendine and his investors, which included Fox Television Stations Inc. ("FOX"), and Home Shopping Network, Inc. ("HSN"). From 1981-1995, Mr. Oxendine served as President and Chairman of the Board of Directors of Broadcap Capital, Inc. ("Broadcap") and it's then parent company, Broadcast Capital Fund, Inc. ("BCFI"). Broadcap and BCFI were companies that were mandated by their investors, large publicly held broadcast companies, to invest in minority controlled communications businesses. Broadcap was essentially a lender of last resort to new minority entrepreneurs in the media industry. Additionally, as part of the mandate, Broadcap and BCFI provided managerial and financial training to over 3,000 radio and television industry professionals. As chairman and president of Broadcap and BCFI, Mr. Oxendine oversaw the companies' strategic development, management, capital raising efforts, portfolio-company monitoring, and all investment decisions. Under Mr. Oxendine's leadership, Broadcap and BCFI committed approximately $17 million to over 47 companies to acquire or construct broadcast properties, leveraging total capitalization in these companies to an amount of nearly $80 million. Included in the companies receiving funding and other support from Broadcap were eight Hispanic-owned and -operated entities, several of which were seeded by Broadcap's investments and subsequently became significant companies in the Hispanic media industry. Mr. Oxendine served on the boards of directors of Paxson Communications Corporation, a large publicly held media company, and Lockhart Companies Incorporated, primarily a real estate company. He served in the U.S. Marine Corps on active duty from July 1967 to December 1968 and in the active reserve from December 1968 to July 1973. Mr. Oxendine earned an M.B.A. from Harvard University, Graduate School of Business in 1971. He received a B.A. in Political Science and Sociology from Hunter College in 1965. He has a working knowledge of Spanish and French, and some familiarity with Russian. Mr. Oxendine has written several articles on venture capital and media investing that have been published in the Bar Association Law Journal, Duke University Law Review, Journal of Minority Business Finance, and Sound Management.



NEWELL J. DAUGHTREY – CFO

Mr. Daughtrey has agreed to join the Company as Chief Financial Officer once the Company reaches the minimum. Mr. Daughtrey is currently the chairman of a consulting firm (Newall J. Daughtrey & Associates) offering services in business/economic development and municipal management. As City Manager of Belle Glade, Florida Mr. Daughtrey was instrumental in updating the City's ordinances and getting the City Commission to approve the first rate increase for the water and sewer enterprise since 1999. As City Manager of Opa-Locka from 2000-2002, 1994-1995 and 1979-1982, his responsibilities included supervision of the following departments: Police, Finance, Parks and Recreation, Library, Water and Sewer, Public Works, Sanitation, Building Licenses and Code Enforcement. Managing 175 employees with a budget of $23 Million, Mr. Daughtrey was successful in securing a $2.1 Million grant from the State of Florida to develop a storm-water utility master plan, a $10 million grant from FEMA and the State of Florida to clean out the City's canals and getting the City Commission to approve $40 Million in a Special Assessment for capital improvements for the City. For 10 years Mr. Daughtrey served as President and Executive Director of The Business Assistance Center founded to create and expand Black-owned business. His efforts created a business incubator for 71 firms, loaned and invested over $11 million to 124 Black owned firms, and upon becoming a 301(d) licensee, was approved to issue $5 million in capital stock (Class A) and up to $20 million in Subordinated Stock (Class B). Over the last 30 years Mr. Daughtrey's experience in City governing has led to community redevelopment and revitalization projects to include the creation of the Business Assistance Center , a Black owned bank (People National Bank), a black controlled credit union and a Job Assistance Project creating over 36,000 jobs in non-subsidized jobs over a five-year period. Professional Affiliations include Vice-President Miami-Dade County and City Manager Association, member of the Florida City and County Manager Association, the International city Manager Association, the American Society for Public Administration, Greater Miami Chamber of Commerce, and former Vice-Chairman, Board of Trustees Miami-Dade Community College and Board of Governors of Greater Miami Chamber of Commerce.



TIMOTHY M. LANE – DIRECTOR

Mr. Lane is the CEO of Everest Advisors, Inc. He is also co-founder of The Afghanistan Reconstruction Company, LLC. In this capacity, he established the first privately owned bank in Afghanistan in partnership with Asian Development Bank and ING. In Afghanistan, he was also responsible for rebuilding a significant portion of the Kabul Kandahar road for USAID, successfully completing the new US Embassy complex in Kabul, and forming a successful partnership to build, own, and operate the first 4-sta hotel in the region, Hyatt Regency Kabul. Mr. Lane is an experienced private equity investor, having made early stage investments in a number of companies that have enjoyed successful IPO's: iManage, Inc., CyberSource Corporation, Beyond Corporation, Radcom Ltd., and Media-Metric Inc. Starting in 1981, Mr. Lane was on a fast-track career path with PepsiCo, Inc, where he spent 16 years in various senior management positions. These included CFO, Frito Lay International, CFO, Pepsi-Cola International CFO, Kentucky Fried Chicken Worldwide, and lastly as CEO, PepsiCo Restaurants International. He led KFC and Pizza Hut to positions of dominance throughout China, the rest of Asia, and the Middle East. Later, he was recruited by Bass PLC to become Chairman and CEO of Holiday Inn Worldwide.



N. PATRICK RANGE II – DIRECTOR

Mr. Range is currently a sole practitioner in the areas of land-use, environmental, estate planning, and probate law. He has been a member of the Virginia Key Beach Park Trust Board since 2007. Mr. Range is the proud grandson of the late Mrs. M. Athalie Range, the founding chair of the Virginia Key Beach Park Trust and the first African-American Commissioner in the City of Miami. He has been a practicing attorney in the State of Florida since October 2002. From August 2004 to late 2007, Mr. Range practiced environmental law at Greenberg Traurig, P.A., a multi-national law firm with over 1,700 attorneys. From October 2002 to August 2004, he practiced government and land-use law as a legislative aide for then Commissioner Johnny L. Winton of the City of Miami. During this span of time, the City of Miami and Miami-Dade County experienced an unprecedented real estate and construction boom. Mr. Range remains proud to be an integral part of the development of Miami-Dade County. During Mr. Range's career as an attorney, he has represented numerous developers and development entities before various municipalities in Miami-Dade County. He has also represented clients before Miami-Dade County, City of Miami, City of Sunny Isles Beach, City of Miami Beach, and the City of Opa-Locka among others. Mr. Range is also a third generation operator/manager of Range Funeral Home since 2008. He received an Associate of Arts degree in Mortuary Science from Miami-Dade College in 2009. Mr. Range received a Bachelor of Arts degree in Political Science, cum laude from Morehouse College in 1999. He also received both a Juris Doctorate degree (2002) and a Master of Laws degree in Real Property Development from the University of Miami School of Law in 2004. Mr. Range is a proud member of The Florida Bar and Alpha Phi Alpha Fraternity, Inc. among many other affiliations.



PATRICIA J. BRAYNON – DIRECTOR

Mrs. Braynon was the executive director of the Miami-Dade Housing Finance Authority. She was responsible for the overall administration of the authority's bond issuance activities and management of a $1.5 billion loan portfolio, and was responsible for staff supervision, budget preparation, fiscal management, and implementing policy directives. Under Ms. Braynon's guidance, the authority created a Deep Subsidy Program that pools sources of financing and blends interest rates to reduce overall costs for borrowers. Until the recent hire of its own chief executive, Ms. Braynon acted as CEO of the Miami-Dade Affordable Housing Foundation, Inc., where she continues to serve on the Board of Directors. For two years, in 1996 to 1997, Mrs. Braynon served as one of five assistant county managers with the Miami-Dade County Municipal Government, which employs over 36,000 people. Her areas of responsibility included the management and oversight of 11 departments of approximately 3,300 employees with combined budgets in excess of $200 million. In addition, she has over 30 years' experience in private and public sector housing finance and mortgage lending. In retirement, Ms. Braynon maintains her commitment to the community as she serves as the chairperson of the Black Archives and Historic Lyric Theater in Miami, FL. Ms. Braynon earned a Bachelor of Science in Business Administration from Tuskegee University, Tuskegee, AL.



ROBERTO CURBELO JR. – DIRECTOR

In 1985, Roberto Curbelo Jr. started his professional construction management career working for one of the largest construction management companies in the U.S., Morse Diesel International Inc., which was later acquired in 2000 by AMEC Construction Management Inc., a $1 billion UK company. Mr. Curbelo has over 30 years of real estate development and construction management experience in the South Florida market, having worked for preeminent real estate developers such as the Codina Group, aka Codina Bush Klein, the DACRA Companies, BHI LLC, a subsidiary of Breakstone Homes Inc., and a construction company, OHL/Tower Group. During his career, Mr. Curbelo managed the construction of the Dolphin Mall site, the Miami Children's Museum, CAC Medical Office Building, Midtown Garage & Retail Block, and Telephonica USA, just to name a few noteworthy projects in Miami Dade County. Mr. Curbelo has built projects in all construction sectors, i.e. restaurants, industrial (warehouses), infrastructure, office, commercial interiors, residential, commercial renovation, historic remodeling, retail, and hospitality. He was Vice President of Design and Construction and the licensed qualifier for Cohen Brothers Construction Company from 2008 to 2013, where he managed $20 million of interior remodeling in an operating high end show room and office environment.

Mr. Curbelo holds a Bachelor's of Science Degree in Civil Engineering, a Bachelor's of Science Degree in Architectural Engineering from the University of Miami, and a Master's in Business Administration (MBA) from the University of Florida. He is a State of Florida certified general contractor from 1986 and a Florida Real Estate Broker from 1987.

Presently, Mr. Curbelo is working as Senior Project Manager of Design/Construction for Flagler Real Estate Development Inc., a subsidiary of Florida East Coast Industries, wholly owned by Fortress Investment Group, developing Class A warehouse facilities in a corporate park setting.



GORDON G. MURDOCK – DIRECTOR

Mr. Murdock has experience in manufacturing, international business, and in working for publicly traded company. Mr. Murdock previously worked at Goodyear Tire & Rubber Holdings (Pty) Limited, where he was the managing director responsible for all Goodyear's operations in sub-Saharan Africa. He held this position from 2001 until his retirement in 2006, during which time he was responsible for a budget of over $500 million and 5000 employees. From 1999 to 2001, Mr. Murdock was also the director of manufacturing operations for the East European, Middle East, and Africa. He has integrally been responsible for the complete manufacturing procedures in all five countries for Goodyear. His responsibilities even extended to product planning and the finished quality of the products. Additionally, he was responsible for identifying and developing new manufacturing opportunities in Russia. Before that, from 1994 through 1999, he was the plant manager of Goodyear's tire manufacturing plant in Lawton, Oklahoma. At the time, the plant was Goodyear's largest and most-productive manufacturing facility, where he supervised over 2400 employees. Between 1979 and 1994, he worked his way up through Goodyear, holding various positions in quality assurance, technical service, and manufacturing. Mr. Murdock graduated from the United States Military Academy in 1973 with a B.Sc. in Engineering and was a commissioned officer of the US Army until 1979. He is fluent in Italian, German, Spanish, French, Russian, and Afrikaans. Subsequent to receiving his degree in engineering, and while working for Goodyear, he achieved a M.S. in Applied Mathematics at Case Western Reserve University in 1982, and gained an MBA from The University of Akron in Corporate Finance in 1983.



ISAAC RHODES ROBINSON, JR. – DIRECTOR

Mr. Robinson is the current president and CEO of Environmental Services, Inc. located in Jacksonville FL. Mr. Robinson is a certified environmental professional and a professional wetland scientist with academic experience and training in wildlife management, wildlife field studies, wetland ecology, coastal ecology, mitigation banking, vertebrate biology, vertebrate taxonomy, botany, and ecosystem ecology. As CEO of a 70-person firm, Mr. Robinson is involved with large-scale planning and permitting. He is recognized for implementing innovative approaches and solutions to environmental issues and resolution of disputes. He also has had significant training in systematic botany, including taxonomy of the grasses, rushes, and sedges, and general ecology with emphasis on coastal ecology. He has been involved with wetland studies on several million acres of land, and has extensive experience in coordination with regulatory agencies, site analysis, development planning, and expert witness. Mr. Robinson provides corporate quality control supervision, project management, and technical support for all company resource analysis projects. Mr. Robinson is particularly experienced in wetlands and endangered species ecology. He has prepared text for numerous projects, and his responsibilities extend into literature review and synthesis, biotic community mapping, aerial photograph interpretation, editing, and public agency contacts. He has performed field and writing tasks, and has served in various leadership roles for numerous impact assessments of airports, highways, commercial and residential developments, evaluation and mitigation of impacts of various activities in wetland areas, natural resource inventory, projects as large as 125,000 acres, time-critical field water quality surveys, analysis of water quality data, environmental impact assessment of operation of military installations, master planning for water resources projects, environmental assessment for major industrial development, wetland mitigation banks in Florida, Georgia, South Carolina, and North Carolina, hazardous and toxic materials audits, and analysis for numerous Developments of Regional Impact (DRI's) in Florida. Mr. Robinson has a M. S. in Wildlife Biology from North Carolina State University (1977), B. S. in Wildlife Biology North Carolina State University (1970) and a B. S. Textile Technology North Carolina State University (1970). Mr. Robinson has served as chairman of Society of Wetland Scientists Ways and Means Committee, past president and committee chair for the Society of Wetland Scientists Professional Certification Program, and past board of director for the Northeast Florida Builders Association.



JULIUS W. GARVEY, M.D. – VICE CHAIRMAN

Julius W. Garvey, M.D., FACS, FRCS©, is a board certified Cardiothoracic and Vascular Surgeon who practices in Long Island, New York. Mr. Garvey Is affiliated with Northwell Health System and is Clinical Associate Professor of Surgery at Albert Einstein College of Medicine. He has been on several educational and medical missions to Ghana, Senegal, Uganda, Mali, Sierra Leone, Jamaica, Haiti, South Sudan and Ethiopia. Mr. Garvey has been internationally schooled in England, Canada, Jamaica and the United States. He lectures on the life and legacy of his father. The Honorable Marcus Mosiah Garvey. Mr. Garvey recently delivered the 10th Annual Robert Sobukwe Lecture at Fort Hare University at Eastern Cape, South Africa Jointly sponsored by the Steve Bilko Foundation.